Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Greg Miller, Chief Financial Officer
(408) 934-3144
gregm@calmicro.com

California Micro Devices Reports June Quarter Financial Results

MILPITAS, Calif. — July 21, 2005 — California Micro Devices (Nasdaq: CAMD) today presented financial results for its first fiscal quarter of 2006, which ended June 30, 2005. Revenue was $14.7 million compared to $14.5 million in the prior quarter and $16.5 million in the same quarter a year ago. Including restructuring charges of $57,000, diluted earnings were $0.02 per share compared to the prior quarter’s $0.05 per share loss, which included restructuring charges of $270,000, and to earnings of $0.09 per share a year ago.

According to Robert V. Dickinson, president and CEO, “Q1 was a landmark since, for the first time, all of our revenue came from our core business. Furthermore, the sequential growth in our core revenue was more than enough to offset the absence of non-core revenue. Revenue from our products for mobile handsets grew nicely, as expected, resuming the secular growth trend that we had experienced before last quarter’s decline, the first in eight quarters. In addition, and also as expected, we saw a meaningful increase in our gross margin to more than 34% as the results of our cost reduction programs outpaced price declines. Bookings, now entirely from our core business, were very strong and well above the previous high mark for core bookings recorded in Q3 of fiscal 2005. We also set a new record for design wins, securing 210 during the quarter.”

During the June quarter, the company also completed the sale of its Arizona facility to Microchip Corporation. Net proceeds from the closure and sale of the facility are expected to be approximately $1.7 million. “The sale of our Tempe facility marks the completion of our transition to the fabless business model,” added Dickinson.

Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to present its June quarter financial results. Within the USA, interested parties can access the conference call by dialing 800-240-5318. International parties may gain access by dialing 303-262-2130. No pass code is necessary.

Telephone replay of the conference call will be available from approximately 4:00 p.m. Pacific Time on July 21, 2005, and continuing for one year. To access this recording from within the USA, please dial 800-405-2236 and enter the conference pass code 11034392. International callers may gain access by dialing 303-590-3000 and entering the same pass code.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the mobile handset, personal computer and digital consumer electronics markets. Key products include Application Specific Integrated Passive™ (ASIP™) devices and selected high value mixed signal ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

California Micro Devices Corporation • 430 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

All statements contained in this press release and in our related earnings call that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our expected revenues, both overall and in certain markets, gross margin, operating expenses and earnings per share for the second quarter of fiscal 2006 as well as the expected net proceeds from the closure and sale of the Tempe facility. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to our distributor sell through, drawdown of vendor managed inventory, and turns and other orders being as anticipated; there being no unexpected price increases from our suppliers of product and services or price decreases for our product; and there being no interruption in the supply of quality product from our contract manufacturers, contract assemblers and test houses; as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

# # #

ASIP™ and Application Specific Integrated Passive™ are trademarks of California Micro Devices.

California Micro Devices Corporation • 430 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED BALANCE SHEETS

(amounts in thousands, except share quantities)

	June 30, 2005	March 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,868	$13,830
Short-term investments	30,582	22,245
Accounts receivable, less allowance for doubtful accounts of $74 and $74, respectively	9,561	7,574
Inventories	5,782	6,532
Prepaid expenses and other current assets	917	1,286

Total current assets	54,710	51,467
Property, plant and equipment, net	4,213	6,038
Other long-term assets	185	172

TOTAL ASSETS	$59,108	$57,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,877	$4,523
Accrued liabilities	1,865	3,762
Deferred margin on shipments to distributors	2,840	2,520
Current maturities of long-term debt and capital lease obligations	82	100

Total current liabilities	11,664	10,905
Long-term debt and capital leases, less current maturities	82	90
Other long-term liabilities	17	21

Total liabilities	11,763	11,016

Commitments and contingencies
Shareholders’ equity:
Common stock - no par value; 50,000,000 shares authorized as of June 30, 2005 and March 31, 2005, respectively; shares issued and outstanding: 21,669,692 as of June 30, 2005 and 21,605,315 as of March 31, 2005	105,713	105,494
Accumulated other comprehensive income (loss)	(4)	(2)
Accumulated deficit	(58,364)	(58,831)

Total shareholders’ equity	47,345	46,661

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$59,108	$57,677

California Micro Devices Corporation • 430 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2005	2004
Net sales	$14,687	$16,472
Cost and expenses:
Cost of sales	9,620	9,934
Research and development	1,434	1,206
Selling, general and administrative	3,342	3,225
Restructuring	57	—

Total costs and expenses	14,453	14,365

Operating income	234	2,107
Other (income) expense, net	(248)	115

Income before income taxes	482	1,992
Income taxes	14	60

Net income	$468	$1,932

Net income per share–basic	$0.02	$0.09

Weighted average common shares outstanding–basic	21,645	20,772

Net income per share–diluted	$0.02	$0.09

Weighted average common shares and share equivalents outstanding–diluted	22,020	22,720

California Micro Devices Corporation • 430 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846